HomeStreet, Inc. Reports Record Quarterly Net Income in Commercial and Consumer Banking Segment
Third Quarter 2017 Consolidated Net Income of $13.8 million, or $0.51 per Diluted Share
SEATTLE – October 23, 2017 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $13.8 million, or $0.51 per diluted share, for the quarter ended September 30, 2017, compared with net income of $11.2 million, or $0.41 per diluted share for the quarter ended June 30, 2017, and $27.7 million, or $1.11 per diluted share for the quarter ended September 30, 2016. Core net income(1), which for the third quarter of 2017 excludes $2.5 million in restructuring costs, net of tax and $229 thousand in acquisition-related costs, net of tax, for the quarter ended September 30, 2017, was $16.6 million, or $0.61 per diluted share, compared with core net income(1) of $11.4 million, or $0.42 per diluted share, for the quarter ended June 30, 2017, and $28.0 million, or $1.12 per diluted share, for the quarter ended September 30, 2016.
Key developments and results of Q3 2017 include:

▪
Continued our strong performance in Commercial and Consumer Banking segment with record quarterly net income of $14.0 million compared with $9.4 million for the second quarter of 2017 and $10.1 million in the third quarter of 2016

▪
Implemented a restructuring plan in our Mortgage Banking segment to reduce our cost structure to align with market conditions, resulting in charges of $3.9 million, comprised of $3.3 million in real estate related charges and $545 thousand in severance costs

▪	Placed 80th on Fortune Magazine's 100 Fastest Growing Companies list of 2017

▪	Completed the purchase of one retail deposit branch and related deposits in El Cajon, California

▪	Grew loans held for investment to $4.34 billion, an increase of $155.8 million, or 4%, from $4.18 billion at June 30, 2017

▪	Grew total assets to $6.80 billion, an increase of $209.8 million, or 3%, from $6.59 billion at June 30, 2017
Consolidated results:

▪	Annualized return on average shareholders' equity was 8.10% in the third quarter of 2017 compared with 6.71% in the second quarter of 2017 and 18.83% in the third quarter of 2016

▪
Annualized return on average shareholders' equity(1) excluding restructuring-related and acquisition-related expenses, net of tax, was 9.71% in the third quarter of 2017 compared with 6.82% in the second quarter of 2017 and 19.07% in the third quarter of 2016

▪
Average interest-earning assets of $6.10 billion in the third quarter of 2017 increased $260.1 million, or 4%, from $5.84 billion in the second quarter of 2017 and increased $405.1 million, or 7%, from $5.69 billion in the third quarter of 2016

(1) For notes on non-GAAP financial measures, see pages 12 and 33.

▪	Net interest income was $50.8 million in the third quarter of 2017 compared with $46.9 million in the second quarter of 2017 and $46.8 million in the third quarter of 2016

▪	Noninterest income was $83.9 million in the third quarter of 2017 compared with $81.0 million in the second quarter of 2017 and $111.7 million in the third quarter of 2016

Segment results:

◦	Commercial and Consumer Banking

▪	Segment net income of $14.0 million for the current quarter compared with $9.4 million for the second quarter of 2017 and $10.1 million in the third quarter of 2016

▪	Net interest income of $45.3 million for the current quarter compared with $42.4 million for the second quarter of 2017 and $39.3 million in the third quarter of 2016

▪	Noninterest income of $12.0 million for the current quarter compared with $8.3 million for the second quarter of 2017 and $9.8 million in the third quarter of 2016

▪	Deposits of $4.67 billion decreased $77.3 million, or 2%, from June 30, 2017 and increased $240.8 million, or 5% from December 31, 2016

▪
Nonperforming assets were $18.8 million, or 0.28% of total assets at September 30, 2017, compared to $20.1 million, or 0.30% of total assets at June 30, 2017 and $25.8 million, or 0.41% of total assets at December 31, 2016

▪
Past due loans excluding those with U.S. government credit support were $18.4 million, or 0.44% of total such loans at September 30, 2017, compared to $18.4 million, or 0.45% of total such loans at June 30, 2017 and $21.6 million, or 0.58% of total such loans at December 31, 2016

◦Mortgage Banking

▪	Segment net loss was $123 thousand for the current quarter compared with net income of $1.8 million in the second quarter of 2017 and net income of $17.6 million for the third quarter of 2016

▪
Core net income(1) for the segment was $2.4 million for the current quarter compared with core net income of $1.8 million in the second quarter of 2017 and core net income of $17.6 million for the third quarter of 2016

•	Net interest income of $5.5 million for the current quarter compared with $4.4 million for the second quarter of 2017 and $7.5 million in the third quarter of 2016

▪	Noninterest income of $71.9 million for the current quarter compared with $72.7 million for the second quarter of 2017 and $102.0 million in the third quarter of 2016

▪
Single family mortgage interest rate lock commitments were $1.87 billion in the third quarter of 2017, down 4% from $1.95 billion in the second quarter of 2017 and down 30% from $2.69 billion in the third quarter of 2016

(1) For notes on non-GAAP financial measures, see pages 12 and 33

▪
Single family mortgage closed loan volume was $2.03 billion in the third quarter of 2017, up 1% from $2.01 billion in the second quarter of 2017 and down 23% from $2.65 billion in the third quarter of 2016

▪	The composite margin increased to 342 basis points in the third quarter of 2017 from 331 basis points in the second quarter of 2017 and 334 basis points in the third quarter of 2016

▪
The portfolio of single family loans serviced for others increased to $21.89 billion at September 30, 2017, up 4% from $21.10 billion at June 30, 2017 and up 12% from $19.49 billion at December 31, 2016

“HomeStreet delivered solid financial results in a challenging environment during the third quarter of 2017,” said Mark K. Mason, Chairman, President, and Chief Executive Officer. “Higher interest rates reduced refinance mortgage originations and the ongoing housing shortages in our primary markets have reduced purchase mortgage originations. In response, we instituted a restructuring plan in the Mortgage Banking segment to reduce our cost structure to better align with market conditions. Restructuring initiatives included a reduction in staffing; production office closures, consolidations, and space reductions affecting nine single family lending centers; and a streamlining of the single family lending senior leadership team. These actions resulted in approximately $3.9 million of pre-tax charges recorded in the quarter. We expect these actions to result in annual pre-tax expense savings of approximately $13.2 million beginning in the fourth quarter. We believe that these restructuring steps will align our cost structure with our current production opportunities and return the profitability of the Mortgage Banking segment to the levels that we expect. We continue to focus on achieving additional branch, product, and operating efficiencies to reduce volatility and improve overall profitability going forward.
“Our Mortgage Banking segment remains an important part of HomeStreet’s heritage and business going forward,” Mason continued. “Our retail focus, broad product mix, and competitive pricing continue to attract some of the best retail originators in our markets and reinforce our position as the top purchase mortgage originator in the Pacific Northwest during the third quarter of 2017.”
“We are happy to report that our Commercial and Consumer Banking segment achieved $14.0 million of net income for the third quarter, a record for the segment. Loans held for investment grew by 4% during the quarter contributing to strong growth in net interest income; and $227.6 million of SBA and commercial real estate loans sold during the quarter contributed to a sizeable increase in noninterest income. Additionally, during the quarter we closed on the acquisition of a retail deposit branch in El Cajon, California, a fast growing suburb in eastern San Diego County bringing our total branches to four in San Diego County and 16 in Southern California. Asset quality continues to be strong with nonperforming assets declining to 0.28% of total assets, representing the lowest absolute and relative levels of problem assets since 2006.”

Consolidated Results of Operations
Net Income
Net income in the third quarter of 2017 was $13.8 million, up $2.6 million, or 23% from the second quarter of 2017 and down $13.9 million, or 50%, from the third quarter of 2016. The increase in net income from the second quarter of 2017 was primarily due to higher net interest income resulting from growth in both loans held for sale and loans held for investment, together with higher gain on sale income driven by higher SBA and commercial real estate loan sales volume. The decrease in net income from the third quarter of 2016 was primarily the result of lower income in the Mortgage Banking segment driven by a decrease in mortgage origination volume as well as costs relating to the restructuring of this segment.
Net Interest Income
Net interest income in the third quarter of 2017 was $50.8 million, up $4.0 million, or 8% from the second quarter of 2017 and up $4.0 million, or 9%, from the third quarter of 2016. The increases in net interest income from the second quarter of 2017 and the third quarter of 2016 were primarily due to growth in average earning assets.

Our net interest margin, on a tax equivalent basis, increased 11 basis points to 3.40% compared with 3.29% in the second quarter of 2017 and increased six basis points from 3.34% in the third quarter of 2016. The increases from both periods were primarily due to changes in the composition of, and yield on, earning assets, which increased more than borrowing costs.
Total average interest-earning assets in the third quarter of 2017 increased $260.1 million, or 4%, from the second quarter of 2017 primarily due to increases in loans held for investment. Total average interest-earning assets increased 7% from the third quarter of 2016 due to overall growth in the Company, both organically and through acquisition.
Noninterest Income
Noninterest income in the third quarter of 2017 was $83.9 million, up $2.9 million, or 4%, from $81.0 million in the second quarter of 2017 and down $27.9 million, or 25%, from $111.7 million in the third quarter of 2016. The increase in noninterest income compared to the second quarter of 2017 was primarily due to a $5.1 million increase in gain on sale income driven by higher SBA and commercial real estate loan sales volume. The decrease in noninterest income compared to the third quarter of 2016 was primarily due to a $21.6 million decrease in gain on loan origination and sale activities resulting from a 30% decrease in single family rate lock volume.
Noninterest Expense
Noninterest expense for the third quarter of 2017 was $114.7 million compared with $111.2 million for the second quarter of 2017 and $114.4 million for the third quarter of 2016. Excluding charges related to the Mortgage Banking restructuring plan and acquisition-related expenses, noninterest expense for the third quarter of 2017 was $110.5 million compared with $111.0 million for the second quarter of 2017 and $113.9 million for the third quarter of 2016.
The decrease in noninterest expense, excluding restructuring-related and acquisition-related items, of $3.4 million, or 3.0%, from the third quarter of 2016 was primarily due to decreased commissions on lower closed loan volume.
As of September 30, 2017, we had 2,463 full-time equivalent employees, a 3% net decrease from 2,542 employees as of June 30, 2017, and a 1% net increase from 2,431 employees as of September 30, 2016. The decrease in employees compared to the prior quarter is primarily due to a reduction in force in our Mortgage Banking segment related to a decrease in single family mortgage origination volume. During the quarter ended September 30, 2017, we closed or consolidated five single family lending centers as part of our mortgage banking restructuring, and added one de novo retail branch, bringing our total retail deposit branches to 58, our primary stand-alone home loan centers to 45 and our primary commercial loan centers to seven.
Income Taxes
For the third quarter of 2017, income tax expense was $5.9 million compared with income tax expense of $4.9 million for the second quarter of 2017 and $15.2 million for the third quarter of 2016.
Our effective income tax rate of 30.02% for third quarter of 2017 differs from the Federal statutory tax rate of 35% primarily due to the impact of state income taxes, tax-exempt interest income, bank-owned life insurance ("BOLI"), low-income housing tax credit investments and tax expense accrual true-up for prior quarters.

Business Segments
Commercial and Consumer Banking Segment
Commercial and Consumer Banking Segment net income was $14.0 million in the third quarter of 2017 compared with net income of $9.4 million in the second quarter of 2017 and net income of $10.1 million in the third quarter of 2016.
The $4.5 million increase in segment net income in the third quarter of 2017 compared to the second quarter of 2017 was primarily due to a $3.7 million increase in noninterest income related to an increase in gain on sale income driven by higher SBA and commercial real estate loan sales volume and a $2.9 million increase in net interest income resulting from higher average balances of interest earning assets, partially offset by a $529 thousand increase in noninterest expense which was primarily the result of organic growth.
The $3.8 million increase in segment net income compared to the third quarter of 2016 was primarily due to a $6.0 million increase in net interest income resulting from higher average balances of interest-earning assets and a $2.2 million increase in noninterest income, partially offset by a $5.0 million increase in noninterest expense. These increases were primarily the result of organic growth.
We recorded a $250 thousand provision for credit losses in the third quarter of 2017 compared to a provision of $500 thousand in the second quarter of 2017 and $1.3 million in the third quarter of 2016. The decrease from the second quarter of 2017 was primarily due to continued improvements in credit quality reflected in the qualitative reserves and lower expected future loss rates combined with $475 thousand of net recoveries. The decrease from the third quarter of 2016 was primarily due to higher net recoveries in the third quarter of 2017 and lower expected future loss rates compared to the third quarter of 2016.
Loans Held for Investment
Loans held for investment, net of reserves, were $4.31 billion at September 30, 2017, an increase of $156.8 million, or 4%, from June 30, 2017 and an increase of $549.0 million, or 15%, from September 30, 2016. Included in the increase from September 30, 2016 were $40.3 million of loans acquired from the acquisition of the banking assets of The Bank of Oswego. New loan commitments in the third quarter of 2017 totaled $805.4 million and originations totaled $515.4 million. During the quarter, new commitments included $269.1 million of consumer loans, $207.3 million of commercial real estate and multifamily permanent loans, $29.1 million of commercial business loans and $299.8 million of construction loans, including $166.6 million in residential construction, $61.0 million in single family custom construction and $72.2 million in multifamily construction.

Asset Quality
Nonaccrual loans were $15.1 million at September 30, 2017 a decrease of $0.4 million compared to $15.5 million at June 30, 2017. Total non-performing assets decreased $1.2 million at September 30, 2017 compared to June 30, 2017 primarily due to payoffs and payments. Delinquent loans of $69.4 million, or 1.60% of total loans at September 30, 2017, increased from $65.2 million, or 1.56% of total loans at June 30, 2017. Excluding Federal Housing Administration ("FHA")-insured and Department of Veterans' Affairs ("VA")-guaranteed single family mortgage loans and Small Business Administration ("SBA")-guaranteed loans, delinquent loans were $18.4 million, or 0.44% of total non-guaranteed loans at September 30, 2017, compared to $18.4 million, or 0.45% of total non-guaranteed loans at June 30, 2017.
The allowance for loan losses was $37.1 million at September 30, 2017 compared to $36.1 million at June 30, 2017 and $34.0 million at September 30, 2016. The allowance for loan losses as a percentage of loans held for investment was 0.85%, 0.86% and 0.89% at September 30, 2017, June 30, 2017 and September 30, 2016, respectively. Excluding acquired loans, the allowance for loan losses as a percentage of total loans was 0.93% at September 30, 2017, compared with 0.95% at June 30, 2017 and 1.05% at September 30, 2016. Net recoveries in the third quarter of 2017 totaled $475 thousand, compared with net recoveries of $928 thousand in the second quarter of 2017 and net charge-offs of $18 thousand in the third quarter of 2016.
Deposits
Deposit balances were $4.67 billion at September 30, 2017 compared with $4.75 billion at June 30, 2017 and $4.50 billion at September 30, 2016. The increase from September 30, 2016 includes $104.5 million in deposits from the acquisition of two branches in Southern California in the fourth quarter of 2016 and $21.5 million in deposits from the acquisition of a branch in El Cajon, California in the third quarter of 2017. The decrease of $77.3 million from June 30, 2017 was primarily due to fewer deposit promotions during the third quarter and several large depositors withdrawing funds to meet seasonal cash needs.
Noninterest Expense
Commercial and Consumer Banking segment noninterest expense was $37.2 million for the third quarter of 2017 compared with $36.6 million for the second quarter of 2017 and $32.2 million for the third quarter of 2016. Included in noninterest expense for these periods were acquisition-related expenses of $353 thousand, $177 thousand and $512 thousand, respectively. Excluding acquisition-related expenses, noninterest expense increased primarily due to higher salary and related costs, general and administrative costs and information service costs all related to the continued growth of personnel in the Commercial and Consumer Banking segment, our commercial real estate and commercial business lending units, and the expansion of our branch banking network.
Mortgage Banking Segment
Mortgage Banking segment net loss was $123 thousand in the third quarter of 2017, compared with a $1.8 million net income in the second quarter of 2017 and $17.6 million net income in the third quarter of 2016. Excluding restructuring-related items, net of tax, in all periods, net income was $2.4 million in the third quarter of 2017, compared with $1.8 million in the second quarter of 2017 and $17.6 million in the third quarter of 2016. The $17.7 million decrease in net income from the third quarter of 2016 was primarily due to lower gain on loan origination and sale activities from $817.0 million lower rate locks and lower loan servicing income in addition to the restructuring charges noted above.

Mortgage Origination for Sale
Single family mortgage interest rate lock and purchase loan commitments, net of estimated fallout, totaled $1.87 billion in the third quarter of 2017, a decrease of $77.8 million, or 4%, from $1.95 billion in the second quarter of 2017 and a decrease of $817.0 million, or 30%, from $2.69 billion in the third quarter of 2016. The decrease from both periods reflects the impact of a decreased supply of available housing in our markets, which limited our ability to originate purchase mortgages. The decrease from the third quarter of 2016 also reflects the impact of higher mortgage interest rates, which reduced the volume of refinance activity in the period.
Single family closed loan volume designated for sale was $2.03 billion in the third quarter of 2017, up $23.6 million, or 1%, from $2.01 billion in the second quarter of 2017 and down $613.2 million, or 23%, from $2.65 billion in the third quarter of 2016. At September 30, 2017, the combined pipeline of interest rate lock commitments, net of estimated fallout, and mortgage loans held for sale was $1.45 billion, compared with $1.46 billion at June 30, 2017 and $2.02 billion at September 30, 2016.
Gain on single family mortgage loan origination and sale activities in the third quarter of 2017 was $64.0 million, a decrease of $163 thousand, or 0.25% from $64.2 million, in the second quarter of 2017 and a decrease of $24.9 million, or 28%, from $88.9 million, in the third quarter of 2016.
Due to differences in the timing of revenue recognition between components of the gain on loan origination and sale activities, we analyze the profitability of these activities using a "Composite Margin," which is comprised of the ratios of the components to their respective populations of interest rate lock commitments and closed loans. The Composite Margin for the third quarter of 2017 was 342 basis points, an increase of 3% compared with 331 basis points in the second quarter of 2017 and an increase of 2% from 334 basis points in the third quarter of 2016.
Loan Servicing
Single family loan servicing income in the third quarter of 2017 was $7.4 million, comprised of $5.6 million of net servicing income and $1.8 million of risk management results. Loan servicing income decreased $470 thousand, or 6%, from income of $7.9 million in the second quarter of 2017 and decreased $4.4 million, or 37%, from income of $11.8 million in the third quarter of 2016. The decrease from the prior quarter was primarily due to lower risk management results. The decrease from the third quarter of 2016 was primarily due to lower risk management results partially offset by higher servicing fees. Risk management results fluctuate as market conditions change, including changes in interest rates.
Single family mortgage servicing fees collected in the third quarter of 2017 increased $465 thousand, or 3% from the second quarter of 2017 and increased $2.2 million, or 17%, from the third quarter of 2016. The increase was primarily due to higher average balances of loans serviced for others. Our portfolio of single family loans serviced for others was $21.89 billion at September 30, 2017 compared with $21.10 billion at June 30, 2017 and $18.20 billion at September 30, 2016.
Noninterest Expense
Mortgage Banking segment noninterest expense of $77.5 million increased $2.9 million, or 4%, from the second quarter of 2017 and decreased $4.7 million, or 5.7%, from the third quarter of 2016. The increase from the second quarter of 2017 was primarily due to the $3.9 million charge related to the restructuring of our mortgage segment. Restructuring charges were comprised of real estate related charges of $3.3 million and severance costs of $545 thousand. The decrease from the third quarter of 2016 was primarily due to decreased commissions, salary and related costs on lower closed loan volumes.

Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, October 24, 2017 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and Mark R. Ruh, Executive Vice President and CFO, will discuss third quarter 2017 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10112489 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada) shortly before 1:00 p.m. EDT.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10112489.

The information to be discussed in the conference call will be posted on the Company's web site after the market closes on Monday, October 23, 2017.
About HomeStreet
Now in its 97th year HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. The bank has consistently received an “outstanding” rating under the federal Community Reinvestment Act (CRA) and is keenly focused on serving the communities where we conduct business. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry and our expectations about the future regarding recent and planned growth. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with the recent restructuring of our mortgage banking segment and to anticipate and address similar issues affecting this and our other business segment, as well as our ability to continue to strategically expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow. These limitations and risks include without limitation changes in general political and economic conditions that impact our markets and our business, actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy, regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including new or changing interpretations of existing statutes or regulations and restrictions that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities, our ability to maintain electronic and physical security of our customer data and our information systems, our ability to maintain compliance with current and evolving laws and regulations, our ability to attract and retain key personnel, our ability to make accurate estimates of the value of our non-cash assets and liabilities, our ability to operate our business efficiently in a time of lower revenues, increases in the competition in our industry and across our markets and the extent of our success in resolving problem assets. The results of our acquisitions as well as our restructuring activities in the mortgage banking segment may fall short of our financial and operational expectations. We may not realize the benefits from completed or future acquisitions in the anticipated time frame (or at all). We may not be able to achieve the full benefit of cost efficiency programs we have previously implemented or those we may develop in the future. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, the impact of natural disasters on housing availability and the ability of our customers to meet their debt obligations, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business, and recent and future legislative or regulatory actions or reform that affect our Company directly, our business or the banking or mortgage industries more generally. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, and updated from time to time in our filings with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2016 has been derived from our audited financial statements for the year then ended as included in our 2016 Form 10-K. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2016, as contained in the Company's Annual Report on Form 10-K for such fiscal year.

About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed “core net income” to provide comparisons of quarter-to-date fiscal 2017 net income to the corresponding periods of fiscal 2016. We believe this information is useful to investors who are seeking to exclude the after-tax impact of restructuring charges and the after-tax impact of acquisition-related expenses, which we recorded in connection with our merger with Orange County Business Bank on February 1, 2016, with our acquisition of two retail deposit branches in Lake Oswego, Oregon on August 12, 2016, two retail deposit branches in Southern California on November 11, 2016 and one retail deposit branch in Southern California on September 15, 2017. We also have presented adjusted expenses, which eliminate costs incurred in connection with these acquisitions. Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate acquisition-related impacts. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We also have disclosed tangible equity ratios, return on average tangible shareholders’ equity and tangible book value per share of common stock which are non-GAAP financial measures. Tangible common shareholders' equity is calculated by deducting goodwill and intangible assets (other than loan servicing rights) from shareholders' equity. Tangible book value is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible common shareholders' equity.
Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain restructuring-related expenses, as well as acquisition-related revenues and expenses that may not be indicative of our expected recurring results of operations. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.
For more information on these non-GAAP financial measures, see the tables captioned "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," included at the end of this release.

Source: HomeStreet, Inc.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	Sept. 30, 2017	Sept. 30, 2016

Income statement data (for the period ended):
Net interest income	$50,840	$46,868	$45,651	$48,074	$46,802	$143,359	$131,975
Provision for credit losses	250	500	—	350	1,250	750	3,750
Noninterest income	83,884	81,008	74,461	73,221	111,745	239,353	285,929
Noninterest expense	114,697	111,244	106,874	117,539	114,399	332,815	326,783
Restructuring-related expenses (included in noninterest expense)	3,877	103	—	—	—	3,980	—
Acquisition-related expenses (included in noninterest expense)	353	177	—	401	512	530	6,735
Income before income taxes	19,777	16,132	13,238	3,406	42,898	49,147	87,371
Income tax expense	5,938	4,923	4,255	1,112	15,197	15,116	31,514
Net income	$13,839	$11,209	$8,983	$2,294	$27,701	$34,031	$55,857
Basic income per common share	$0.51	$0.42	$0.33	$0.09	$1.12	$1.27	$2.29
Diluted income per common share	$0.51	$0.41	$0.33	$0.09	$1.11	$1.26	$2.27
Common shares outstanding	26,884,402	26,874,871	26,862,744	26,800,183	24,833,008	26,884,402	24,833,008
Weighted average number of shares outstanding:
Basic	26,883,392	26,866,230	26,821,396	25,267,909	24,811,169	26,857,006	24,398,683
Diluted	27,089,040	27,084,608	27,057,449	25,588,691	24,996,747	27,077,032	24,595,348
Shareholders' equity per share	$24.98	$24.40	$23.86	$23.48	$23.60	$24.98	$23.60
Tangible book value per share (1)	$23.86	$23.30	$22.73	$22.33	$22.45	$23.86	$22.45

Financial position (at period end):
Cash and cash equivalents	$55,050	$54,447	$61,492	$53,932	$55,998	$55,050	$55,998
Investment securities	919,459	936,522	1,185,654	1,043,851	991,325	919,459	991,325
Loans held for sale	851,126	784,556	537,959	714,559	893,513	851,126	893,513
Loans held for investment, net	4,313,225	4,156,424	3,957,959	3,819,027	3,764,178	4,313,225	3,764,178
Loan servicing rights	268,072	258,222	257,421	245,860	167,501	268,072	167,501
Other real estate owned	3,704	4,597	5,646	5,243	6,440	3,704	6,440
Total assets	6,796,346	6,586,557	6,401,143	6,243,700	6,226,601	6,796,346	6,226,601
Deposits	4,670,486	4,747,771	4,595,809	4,429,701	4,504,560	4,670,486	4,504,560
Federal Home Loan Bank advances	1,135,245	867,290	862,335	868,379	858,923	1,135,245	858,923
Shareholders’ equity	$671,469	$655,841	$640,919	$629,284	$586,028	$671,469	$586,028

Financial position (averages):
Investment securities	$925,545	$1,089,552	$1,153,248	$962,504	$981,223	$1,055,281	$791,749
Loans held for investment	4,242,795	4,119,825	3,914,537	3,823,253	3,770,133	4,093,588	3,616,222
Total interest-earning assets	6,098,054	5,837,917	5,782,061	5,711,154	5,692,999	5,907,168	5,171,456
Total interest-bearing deposits	3,622,606	3,652,036	3,496,190	3,413,311	3,343,339	3,590,741	3,051,279
Federal Home Loan Bank advances	1,034,634	872,019	975,914	938,342	988,358	961,070	944,020
Federal funds purchased and securities sold under agreements to repurchase	272	4,804	978	951	2,242	2,015	753
Total interest-bearing liabilities	4,783,142	4,654,064	4,598,243	4,477,732	4,459,213	4,679,288	4,089,016
Shareholders’ equity	$683,186	$668,377	$649,439	$616,497	$588,335	$667,124	$549,242
Other data:
Full-time equivalent employees (ending)	2,463	2,542	2,581	2,552	2,431	2,463	2,431

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended					Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	Sept. 30, 2017	Sept. 30, 2016

Financial performance:
Return on average shareholders’ equity(2)	8.10%	6.71%	5.53%	1.49%	18.83%	6.80%	13.56%
Return on average shareholders’ equity, excluding restructuring-related and acquisition-related expenses (net of tax)(1)(2)	9.71%	6.82%	5.53%	1.67%	19.07%	7.39%	14.62%
Return on average tangible shareholders' equity, excluding restructuring-related and acquisition-related expenses (net of tax) (1)	10.15%	7.14%	5.81%	1.74%	20.04%	7.74%	15.41%
Return on average assets	0.83%	0.70%	0.57%	0.15%	1.79%	0.70%	1.33%
Return on average assets, excluding restructuring-related and acquisition-related expenses (net of tax)(1)	0.99%	0.71%	0.57%	0.16%	1.81%	0.76%	1.43%
Net interest margin (3)	3.40%	3.29%	3.23%	3.42%	3.34%	3.31%	3.46%
Efficiency ratio (4)	85.13%	86.99%	88.98%	96.90%	72.15%	86.96%	78.20%
Core efficiency ratio (1)(5)	82.00%	86.77%	88.98%	96.57%	71.83%	85.78%	76.58%
Asset quality:
Allowance for credit losses	$38,195	$37,470	$36,042	$35,264	$35,233	$38,195	$35,233
Allowance for loan losses/total loans(6)	0.85%	0.86%	0.87%	0.88%	0.89%	0.85%	0.89%
Allowance for loan losses/nonaccrual loans	245.02%	233.50%	185.99%	165.52%	131.07%	245.02%	131.07%
Total nonaccrual loans(7)(8)	$15,123	$15,476	$18,676	$20,542	$25,921	$15,123	$25,921
Nonaccrual loans/total loans	0.35%	0.37%	0.47%	0.53%	0.68%	0.35%	0.68%
Other real estate owned	$3,704	$4,597	$5,646	$5,243	$6,440	$3,704	$6,440
Total nonperforming assets(8)	$18,827	$20,073	$24,322	$25,785	$32,361	$18,827	$32,361
Nonperforming assets/total assets	0.28%	0.30%	0.38%	0.41%	0.52%	0.28%	0.52%
Net (recoveries) charge offs	$(475)	$(928)	$(778)	$319	$18	$(2,181)	$(824)

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended						Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2017		June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	September 30, 2017		September 30, 2016

Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	9.83%	(9)	10.13%	9.98%	10.26%	9.91%	9.83%	(9)	9.91%
Tier 1 common equity risk-based capital (to risk-weighted assets)	13.01%	(9)	13.23%	13.25%	13.92%	13.61%	13.01%	(9)	13.61%
Tier 1 risk-based capital (to risk-weighted assets)	13.01%	(9)	13.23%	13.25%	13.92%	13.61%	13.01%	(9)	13.61%
Total risk-based capital (to risk-weighted assets)	13.78%	(9)	14.01%	14.02%	14.69%	14.41%	13.78%	(9)	14.41%
Risk-weighted assets	$4,949,240		$4,814,330	$4,680,840	$4,569,227	$4,442,518	$4,949,240		$4,442,518
Regulatory capital ratios for the Company:
Tier 1 leverage capital (to average assets)	9.29%	(9)	9.55%	9.45%	9.78%	9.52%	9.29%	(9)	9.52%
Tier 1 common equity risk-based capital (to risk-weighted assets)	9.82%	(9)	10.01%	9.96%	10.54%	10.37%	9.82%	(9)	10.37%
Tier 1 risk-based capital (to risk-weighted assets)	10.87%	(9)	11.10%	11.07%	11.66%	11.55%	10.87%	(9)	11.55%
Total risk-based capital (to risk-weighted assets)	11.54%	(9)	11.79%	11.74%	12.34%	12.25%	11.54%	(9)	12.25%
Risk-weighted assets	$5,620,010		$5,434,895	$5,331,674	$5,221,455	$5,042,699	$5,620,010		$5,042,699

(1)
Tangible equity ratios, tangible book value per share of common stock, return on average shareholders' equity, return on average assets and core efficiency ratios are non-GAAP financial measures. For additional information on these ratios and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders excluding acquisition-related expenses (net of tax) divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for acquisition-related items.

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 0.93%, 0.95%, 0.97%, 1.00% and 1.05% at September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016 and September 30, 2016, respectively.

(7)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(8)
Includes $1.4 million, $732 thousand, $750 thousand, $1.9 million and $2.1 million of nonperforming loans guaranteed by the SBA at September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016 and September 30, 2016, respectively.

(9)	Regulatory capital ratios at September 30, 2017 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
(in thousands, except share data)	2017	2016	Change	2017	2016	Change

Interest income:
Loans	$56,547	$49,752	14%	$157,251	$139,748	13%
Investment securities	5,264	5,476	(4)	16,315	12,531	30
Other	170	102	67	431	396	9
	61,981	55,330	12	173,997	152,675	14
Interest expense:
Deposits	6,020	5,362	12	17,510	13,380	31
Federal Home Loan Bank advances	3,405	1,605	112	8,174	4,486	82
Federal funds purchased and securities sold under agreements to repurchase	—	2	(100)	5	2	150
Long-term debt	1,520	1,440	6	4,513	2,574	75
Other	196	119	65	436	258	69
	11,141	8,528	31	30,638	20,700	48
Net interest income	50,840	46,802	9	143,359	131,975	9
Provision for credit losses	250	1,250	(80)	750	3,750	(80)
Net interest income after provision for credit losses	50,590	45,552	11	142,609	128,225	11
Noninterest income:
Net gain on loan origination and sale activities	71,010	92,600	(23)	197,199	239,493	(18)
Loan servicing income	8,282	12,595	(34)	26,285	33,330	(21)
Income from WMS Series LLC	166	1,174	(86)	757	2,474	(69)
Depositor and other retail banking fees	1,839	1,744	5	5,306	4,991	6
Insurance agency commissions	535	441	21	1,432	1,205	19
Gain on sale of investment securities available for sale	331	48	590	888	145	512
Other	1,721	3,143	(45)	7,486	4,291	74
	83,884	111,745	(25)	239,353	285,929	(16)
Noninterest expense:
Salaries and related costs	75,374	79,164	(5)	223,072	221,615	1
General and administrative	16,147	14,949	8	49,147	47,210	4
Amortization of core deposit intangibles	470	579	(19)	1,477	1,636	(10)
Legal	352	639	(45)	662	1,687	(61)
Consulting	914	1,390	(34)	2,743	4,239	(35)
Federal Deposit Insurance Corporation assessments	791	919	(14)	2,312	2,419	(4)
Occupancy	12,391	7,740	60	29,480	22,408	32
Information services	8,760	7,876	11	24,580	23,857	3
Net (benefit) cost from operation and sale of other real estate owned	(502)	1,143	(144)	(658)	1,712	(138)
	114,697	114,399	—	332,815	326,783	2
Income before income taxes	19,777	42,898	(54)	49,147	87,371	(44)
Income tax expense	5,938	15,197	(61)	15,116	31,514	(52)
NET INCOME	$13,839	$27,701	(50)	$34,031	$55,857	(39)

Basic income per share	$0.51	$1.12	(54)	$1.27	$2.29	(45)
Diluted income per share	$0.51	$1.11	(54)	$1.26	$2.27	(44)
Basic weighted average number of shares outstanding	26,883,392	24,811,169	8	26,857,006	24,398,683	10
Diluted weighted average number of shares outstanding	27,089,040	24,996,747	8	27,077,032	24,595,348	10

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operations

	Quarter Ended
(in thousands, except share data)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Interest income:
Loans	$56,547	$51,198	$49,506	$50,919	$49,752
Investment securities	5,264	5,419	5,632	5,863	5,476
Other	170	125	136	80	102
	61,981	56,742	55,274	56,862	55,330
Interest expense:
Deposits	6,020	5,867	5,623	5,629	5,362
Federal Home Loan Bank advances	3,405	2,368	2,401	1,544	1,605
Federal funds purchased and securities sold under agreements to repurchase	—	5	—	2	2
Long-term debt	1,520	1,514	1,479	1,469	1,440
Other	196	120	120	144	119
	11,141	9,874	9,623	8,788	8,528
Net interest income	50,840	46,868	45,651	48,074	46,802
Provision for credit losses	250	500	—	350	1,250
Net interest income after provision for credit losses	50,590	46,368	45,651	47,724	45,552
Noninterest income:
Net gain on loan origination and sale activities	71,010	65,908	60,281	67,820	92,600
Loan servicing income (loss)	8,282	8,764	9,239	(271)	12,595
Income (loss) from WMS Series LLC	166	406	185	(141)	1,174
Depositor and other retail banking fees	1,839	1,811	1,656	1,799	1,744
Insurance agency commissions	535	501	396	414	441
Gain on sale of investment securities available for sale	331	551	6	2,394	48
Other	1,721	3,067	2,698	1,206	3,143
	83,884	81,008	74,461	73,221	111,745
Noninterest expense:
Salaries and related costs	75,374	76,390	71,308	81,739	79,164
General and administrative	16,147	15,872	17,128	15,996	14,949
Amortization of core deposit intangibles	470	493	514	530	579
Legal	352	150	160	180	639
Consulting	914	771	1,058	719	1,390
Federal Deposit Insurance Corporation assessments	791	697	824	995	919
Occupancy	12,391	8,880	8,209	8,122	7,740
Information services	8,760	8,172	7,648	9,206	7,876
Net (benefit) cost from operation and sale of other real estate owned	(502)	(181)	25	52	1,143
	114,697	111,244	106,874	117,539	114,399
Income before income tax expense	19,777	16,132	13,238	3,406	42,898
Income tax expense	5,938	4,923	4,255	1,112	15,197
NET INCOME	$13,839	$11,209	$8,983	$2,294	$27,701

Basic income per share	$0.51	$0.42	$0.33	$0.09	$1.12
Diluted income per share	$0.51	$0.41	$0.33	$0.09	$1.11
Basic weighted average number of shares outstanding	26,883,392	26,866,230	26,821,396	25,267,909	24,811,169
Diluted weighted average number of shares outstanding	27,089,040	27,084,608	27,057,449	25,588,691	24,996,747

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

(in thousands, except share data)	Sept. 30, 2017	Dec. 31, 2016	% Change

Assets:
Cash and cash equivalents (including interest-earning instruments of $7,002 and $34,615)	$55,050	$53,932	2%
Investment securities (includes $862,851 and $993,990 carried at fair value)	919,459	1,043,851	(12)
Loans held for sale (includes $730,042 and $656,334 carried at fair value)	851,126	714,559	19
Loans held for investment (net of allowance for loan losses of $37,055 and $34,001; includes $5,546 and $17,988 carried at fair value)	4,313,225	3,819,027	13
Mortgage servicing rights (includes $244,106 and $226,113 carried at fair value)	268,072	245,860	9
Other real estate owned	3,704	5,243	(29)
Federal Home Loan Bank stock, at cost	52,486	40,347	30
Premises and equipment, net	104,389	77,636	34
Goodwill	22,564	22,175	2
Other assets	206,271	221,070	(7)
Total assets	$6,796,346	$6,243,700	9
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$4,670,486	$4,429,701	5
Federal Home Loan Bank advances	1,135,245	868,379	31
Accounts payable and other liabilities	193,866	191,189	1
Long-term debt	125,280	125,147	—
Total liabilities	6,124,877	5,614,416	9
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares
Issued and outstanding, 0 shares and 0 shares	—	—	—
Common stock, no par value
Authorized 160,000,000 shares
Issued and outstanding, 26,884,402 shares and 26,800,183 shares	511	511	—
Additional paid-in capital	338,283	336,149	1
Retained earnings	337,067	303,036	11
Accumulated other comprehensive loss	(4,392)	(10,412)	(58)
Total shareholders’ equity	671,469	629,284	7
Total liabilities and shareholders’ equity	$6,796,346	$6,243,700	9

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Assets:
Cash and cash equivalents	$55,050	$54,447	$61,492	$53,932	$55,998
Investment securities	919,459	936,522	1,185,654	1,043,851	991,325
Loans held for sale	851,126	784,556	537,959	714,559	893,513
Loans held for investment, net	4,313,225	4,156,424	3,957,959	3,819,027	3,764,178
Mortgage servicing rights	268,072	258,222	257,421	245,860	167,501
Other real estate owned	3,704	4,597	5,646	5,243	6,440
Federal Home Loan Bank stock, at cost	52,486	41,769	41,656	40,347	39,783
Premises and equipment, net	104,389	101,797	97,349	77,636	72,951
Goodwill	22,564	22,175	22,175	22,175	19,900
Other assets	206,271	226,048	233,832	221,070	215,012
Total assets	$6,796,346	$6,586,557	$6,401,143	$6,243,700	$6,226,601
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$4,670,486	$4,747,771	$4,595,809	$4,429,701	$4,504,560
Federal Home Loan Bank advances	1,135,245	867,290	862,335	868,379	858,923
Accounts payable and other liabilities	193,866	190,421	176,891	191,189	151,968
Long-term debt	125,280	125,234	125,189	125,147	125,122
Total liabilities	6,124,877	5,930,716	5,760,224	5,614,416	5,640,573
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511	511	511
Additional paid-in capital	338,283	337,515	336,875	336,149	276,844
Retained earnings	337,067	323,228	312,019	303,036	300,742
Accumulated other comprehensive (loss) income	(4,392)	(5,413)	(8,486)	(10,412)	7,931
Total shareholders’ equity	671,469	655,841	640,919	629,284	586,028
Total liabilities and shareholders’ equity	$6,796,346	$6,586,557	$6,401,143	$6,243,700	$6,226,601

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended September 30,
	2017			2016
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$88,699	$171	0.76%	$39,069	$104	1.06%
Investment securities	925,545	6,286	2.72%	981,223	6,363	2.59%
Loans held for sale	841,015	8,586	4.08%	902,574	8,201	3.63%
Loans held for investment	4,242,795	48,168	4.50%	3,770,133	41,580	4.38%
Total interest-earning assets	6,098,054	63,211	4.12%	5,692,999	56,248	3.93%
Noninterest-earning assets (2)	597,876			490,242
Total assets	$6,695,930			$6,183,241
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$489,743	$500	0.40%	$458,660	$484	0.42%
Savings accounts	310,242	259	0.33%	300,831	261	0.35%
Money market accounts	1,588,366	2,072	0.52%	1,443,111	2,064	0.57%
Certificate accounts	1,234,255	3,381	1.09%	1,140,737	2,669	0.93%
Total interest-bearing deposits	3,622,606	6,212	0.68%	3,343,339	5,478	0.65%
Federal Home Loan Bank advances	1,034,634	3,404	1.31%	988,358	1,605	0.65%
Federal funds purchased and securities sold under agreements to repurchase	272	1	1.37%	2,242	5	0.85%
Long-term debt	125,250	1,521	4.82%	125,274	1,440	4.57%
Other borrowing	380	3	3.52%	—	—	—%
Total interest-bearing liabilities	4,783,142	11,141	0.92%	4,459,213	8,528	0.76%
Noninterest-bearing liabilities	1,229,602			1,135,693
Total liabilities	6,012,744			5,594,906
Shareholders’ equity	683,186			588,335
Total liabilities and shareholders’ equity	$6,695,930			$6,183,241
Net interest income (3)		$52,070			$47,720
Net interest spread			3.20%			3.17%
Impact of noninterest-bearing sources			0.20%			0.17%
Net interest margin			3.40%			3.34%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $1.2 million and $918 thousand for the quarters ended September 30, 2017 and September 30, 2016, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Nine Months Ended September 30,
	2017			2016
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$89,047	$432	0.65%	$38,893	$175	0.60%
Investment securities	1,055,281	19,350	2.46%	791,749	14,805	2.48%
Loans held for sale	669,252	20,259	4.04%	724,592	20,252	3.75%
Loans held for investment	4,093,588	137,355	4.46%	3,616,222	119,586	4.39%
Total interest-earning assets	5,907,168	177,396	4.00%	5,171,456	154,818	3.99%
Noninterest-earning assets (2)	582,480			448,172
Total assets	$6,489,648			$5,619,628
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$478,589	$1,480	0.41%	$444,782	$1,465	0.44%
Savings accounts	308,156	767	0.33%	299,763	777	0.35%
Money market accounts	1,576,459	6,200	0.52%	1,308,760	5,021	0.51%
Certificate accounts	1,227,537	9,484	1.03%	997,974	6,374	0.84%
Total interest-bearing deposits	3,590,741	17,931	0.67%	3,051,279	13,637	0.59%
Federal Home Loan Bank advances	961,070	8,174	1.13%	944,020	4,486	0.63%
Federal funds purchased and securities sold under agreements to repurchase	2,015	17	1.14%	753	5	0.28%
Long-term debt	125,206	4,513	4.80%	92,964	2,573	3.40%
Other borrowing	256	3	1.19%
Total interest-bearing liabilities	4,679,288	30,638	0.87%	4,089,016	20,701	0.67%
Noninterest-bearing liabilities	1,143,236			981,370
Total liabilities	5,822,524			5,070,386
Shareholders’ equity	667,124			549,242
Total liabilities and shareholders’ equity	$6,489,648			$5,619,628
Net interest income (3)		$146,758			$134,117
Net interest spread			3.13%			3.32%
Impact of noninterest-bearing sources			0.18%			0.14%
Net interest margin			3.31%			3.46%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $3.4 million and $2.1 million for the nine months ended September 30, 2017 and September 30, 2016, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	Sept. 30, 2017	Sept. 30, 2016

Net interest income	$45,314	$42,448	$40,904	$40,637	$39,339	$128,666	$113,378
Provision for credit losses	250	500	—	350	1,250	750	3,750
Noninterest income	11,962	8,276	9,425	13,087	9,771	29,663	22,595
Noninterest expense	37,160	36,631	36,470	35,482	32,170	110,261	102,903
Income before income taxes	19,866	13,593	13,859	17,892	15,690	47,318	29,320
Income tax expense	5,904	4,147	4,567	5,846	5,557	14,618	10,566
Net income	$13,962	$9,446	$9,292	$12,046	$10,133	$32,700	$18,754

Net income, excluding acquisition-related expenses (net of tax)(1)	$14,191	$9,561	$9,292	$12,307	$10,466	$33,044	$23,131
Efficiency ratio (2)	64.88%	72.22%	72.46%	66.04%	65.51%	69.64%	75.68%
Core efficiency ratio (1)(3)	64.26%	71.87%	72.46%	65.30%	64.46%	69.31%	70.73%
Full-time equivalent employees (ending)	1,071	1,055	1022	998	948	1071	948

Net gain on loan origination and sale activities:
Multifamily DUS ® (4)	$4,152	$1,273	$3,360	$3,518	$2,695	$8,785	$7,879
Other (5)	2,845	459	602	3,231	1,028	3,906	2,242
	$6,997	$1,732	$3,962	$6,749	$3,723	$12,691	$10,121

Production volumes for sale to the secondary market:
Loan originations
Multifamily DUS ® (4)	$109,994	$58,343	$57,552	$94,725	$45,497	$225,889	$231,126
Other (5)	18,734	6,126	6,798	3,008	2,913	31,658	8,441
Loans sold
Multifamily DUS ® (4)	102,075	35,312	76,849	85,594	58,484	214,236	215,848
Other (5)	$125,493	$24,695	$13,186	$75,000	$50,255	$163,374	$82,068

(1)
Commercial and Consumer Banking segment net income and core efficiency ratios, excluding acquisition-related items, is a non-GAAP financial disclosure. The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 32 of this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding acquisition-related items.

(4)	Fannie Mae Multifamily Delegated Underwriting and Servicing Program (“DUS"®) is a registered trademark of Fannie Mae.

(5)	Includes multifamily loans originated from sources other than DUS® and $67.0 million of single family portfolio loan sales for $2.8 million net gain during the fourth quarter of 2016.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loan Servicing Income

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	Sept. 30, 2017	Sept. 30, 2016

Servicing income, net:
Servicing fees and other	$1,690	$1,652	$1,840	$1,402	$1,476	$5,182	$4,212
Amortization of multifamily MSRs	(811)	(761)	(931)	(689)	(661)	(2,503)	(1,946)
Commercial loan servicing income	$879	$891	$909	$713	$815	$2,679	$2,266

Commercial Loans Serviced for Others

(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Commercial
Multifamily DUS ®	$1,213,459	$1,135,722	$1,140,414	$1,108,040	$1,055,181
Other	78,674	75,336	73,832	69,323	67,348
Total commercial loans serviced for others	$1,292,133	$1,211,058	$1,214,246	$1,177,363	$1,122,529

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Beginning balance	$21,600	$21,424	$19,747	$17,591	$16,366
Originations	3,177	937	2,608	2,845	1,886
Amortization	(811)	(761)	(931)	(689)	(661)
Ending balance	$23,966	$21,600	$21,424	$19,747	$17,591
Ratio of MSR carrying value to related loans serviced for others	1.96%	1.89%	1.86%	1.77%	1.65%
MSR servicing fee multiple (1)	4.02	3.95	3.94	3.84	3.70
Weighted-average note rate (loans serviced for others)	4.41%	4.42%	4.45%	4.52%	4.60%
Weighted-average servicing fee (loans serviced for others)	0.49%	0.48%	0.47%	0.46%	0.45%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Investment Securities

(in thousands, except for duration data)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Available for sale:
Mortgage-backed securities:
Residential	$152,362	$150,935	$174,060	$177,074	$152,236
Commercial	20,214	23,381	29,476	25,536	27,208
Municipal bonds	369,278	372,729	619,934	467,673	355,344
Collateralized mortgage obligations:
Residential	184,936	184,695	182,037	191,201	182,833
Commercial	86,817	76,230	69,144	70,764	120,259
Corporate debt securities	28,731	30,218	51,075	51,122	85,191
U.S. Treasury Securities	10,750	10,740	10,663	10,620	26,004
Agency Debentures	9,763	35,338	—	—	—
Total available for sale	$862,851	$884,266	$1,136,389	$993,990	$949,075
Held to maturity	56,608	52,256	49,265	49,861	42,250
	$919,459	$936,522	$1,185,654	$1,043,851	$991,325
Weighted average duration in years
Available for sale	4.9	4.6	3.6	4.2	4.0

Five Quarter Loans Held for Investment

(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Consumer loans
Single family (1)	$1,269,484	$1,148,229	$1,100,215	$1,083,822	$1,186,476
Home equity and other	436,755	414,506	380,869	359,874	338,155
	1,706,239	1,562,735	1,481,084	1,443,696	1,524,631
Commercial loans
Commercial real estate	986,421	942,122	922,852	871,563	810,346
Multifamily	747,171	780,602	748,333	674,219	562,272
Construction/land development	653,132	648,672	611,150	636,320	661,813
Commercial business	245,859	248,908	222,761	223,653	237,117
	2,632,583	2,620,304	2,505,096	2,405,755	2,271,548
	4,338,822	4,183,039	3,986,180	3,849,451	3,796,179
Net deferred loan fees and costs	11,458	9,521	6,514	3,577	1,974
	4,350,280	4,192,560	3,992,694	3,853,028	3,798,153
Allowance for loan losses	(37,055)	(36,136)	(34,735)	(34,001)	(33,975)
	$4,313,225	$4,156,424	$3,957,959	$3,819,027	$3,764,178

(1)
Includes $5.5 million, $5.1 million, $19.0 million, $18.0 million and $20.5 million of single family loans that are carried at fair value at September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016 and September 30, 2016, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Loan Roll-forward

(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Loans - beginning balance	$4,183,039	$3,986,180	$3,849,451	$3,796,179	$3,730,836
Originations	515,351	508,263	355,684	425,499	349,900
Purchases and advances	196,275	228,753	186,178	159,226	190,964
Payoffs, paydowns, sales and other	(555,611)	(540,019)	(404,385)	(530,223)	(474,884)
Charge-offs and transfers to OREO	(232)	(138)	(748)	(1,230)	(637)
Loans - ending balance	$4,338,822	$4,183,039	$3,986,180	$3,849,451	$3,796,179

Net change - loans outstanding	$155,783	$196,859	$136,729	$53,272	$65,343

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Beginning balance	$37,470	$36,042	$35,264	$35,233	$34,001
Provision for credit losses	250	500	—	350	1,250
Recoveries, net of (charge-offs)	475	928	778	(319)	(18)
Ending balance	$38,195	$37,470	$36,042	$35,264	$35,233
Components:
Allowance for loan losses	$37,055	$36,136	$34,735	$34,001	$33,975
Allowance for unfunded commitments	1,140	1,334	1,307	1,263	1,258
Allowance for credit losses	$38,195	$37,470	$36,042	$35,264	$35,233

Allowance as a % of loans held for investment(1) (2)	0.85%	0.86%	0.87%	0.88%	0.89%
Allowance as a % of nonaccrual loans	245.02%	233.50%	185.99%	165.52%	131.07%

(1)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 0.93%, 0.95%, 0.97%, 1.00% and 1.05% at September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016 and September 30, 2016, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Beginning balance	$20,073	$24,322	$25,785	$32,361	$26,443
Additions	2,231	1,009	5,481	3,137	13,751
Reductions:
Gross charge-offs	(18)	(103)	(45)	(826)	(251)
OREO sales	(860)	(1,162)	(622)	(2,001)	(3,992)
OREO writedowns and other adjustments	(33)	—	—	—	(1,160)
Principal paydowns, payoff advances, equity adjustments	(2,045)	(1,541)	(3,759)	(5,700)	(602)
Transferred back to accrual status	(521)	(2,452)	(2,518)	(1,186)	(1,828)
Total reductions	(3,477)	(5,258)	(6,944)	(9,713)	(7,833)
Net (reductions) additions	(1,246)	(4,249)	(1,463)	(6,576)	5,918
Ending balance(1)	$18,827	$20,073	$24,322	$25,785	$32,361

(1)
Includes $1.4 million, $732 thousand, $750 thousand, $1.9 million and $2.1 million of nonperforming loans guaranteed by the SBA at September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016 and September 30, 2016, respectively.

Five Quarter Nonperforming Assets

(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Nonaccrual loans	$15,123	$15,476	$18,676	$20,542	$25,921
Other real estate owned	3,704	4,597	5,646	5,243	6,440
Total nonperforming assets(1)	$18,827	$20,073	$24,322	$25,785	$32,361
Nonaccrual loans as a % of total loans	0.35%	0.37%	0.47%	0.53%	0.68%
Nonperforming assets as a % of total assets	0.28%	0.30%	0.38%	0.41%	0.52%

(1)
Includes $1.4 million, $732 thousand, $750 thousand, $1.9 million and $2.1 million of nonperforming loans guaranteed by the SBA at September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016 and September 30, 2016 respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

September 30, 2017
Total loans held for investment	$12,327	$4,736	$52,308	$69,371	$4,269,451	$4,338,822
Less: FHA/VA loans(1)	6,908	4,574	37,185	48,667	64,202	112,869
Less: guaranteed portion of SBA loans(2)	888	—	1,368	2,256	5,402	7,658
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$4,531	$162	$13,755	$18,448	$4,199,847	$4,218,295
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.11%	—%	0.33%	0.44%	99.56%	100.00%

December 31, 2016
Total loans held for investment	$4,834	$6,106	$61,388	$72,328	$3,777,123	$3,849,451
Less: FHA/VA loans(1)	3,773	4,219	40,846	48,838	55,393	104,231
Less: guaranteed portion of SBA loans(2)	—	—	1,935	1,935	5,652	7,587
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$1,061	$1,887	$18,607	$21,555	$3,716,078	$3,737,633
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.03%	0.05%	0.50%	0.58%	99.42%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents that portion of loans whose repayments are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) by Accrual and Nonaccrual Status

(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Accrual (1)	$77,762	$81,886	$81,555	$76,581	$81,270
Nonaccrual	2,781	3,511	3,162	4,874	5,680
Total TDRs	$80,543	$85,397	$84,717	$81,455	$86,950

(1)
Includes single family consumer loan balances insured by the FHA or guaranteed by the VA of $45.5 million, $41.8 million, $39.7 million, $35.1 million and $37.1 million at September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016 and September 30, 2016, respectively.

Troubled Debt Restructurings (TDRs) - Re-Defaults

	Quarter Ended
(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Recorded investment of re-defaults(1)	$1,743	$1,382	$270	$653	$1,173

(1)
Represents TDRs that have defaulted in the current period within 12 months of their modification date. Defaulted TDRs are reported in the table above based on a payment default definition of 60 days past due for the consumer loans portfolio segment and 90 days past due for the commercial loans portfolio segment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$587,994	$572,734	$581,101	$537,651	$499,106
Interest-bearing transaction and savings deposits:
NOW accounts	528,679	541,592	514,271	468,812	501,370
Statement savings accounts due on demand	308,217	311,202	310,813	301,361	303,872
Money market accounts due on demand	1,563,921	1,587,741	1,579,957	1,603,141	1,513,547
Total interest-bearing transaction and savings deposits	2,400,817	2,440,535	2,405,041	2,373,314	2,318,789
Total transaction and savings deposits	2,988,811	3,013,269	2,986,142	2,910,965	2,817,895
Certificates of deposit	1,182,244	1,291,935	1,211,507	1,091,558	1,097,263
Noninterest-bearing accounts - other	499,431	442,567	398,160	427,178	589,402
Total deposits	$4,670,486	$4,747,771	$4,595,809	$4,429,701	$4,504,560

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	12.6%	12.1%	12.6%	12.1%	11.1%
Interest-bearing transaction and savings deposits:
NOW accounts	11.3	11.4	11.2	10.6	11.1
Statement savings accounts, due on demand	6.6	6.6	6.8	6.8	6.7
Money market accounts, due on demand	33.5	33.4	34.4	36.2	33.6
Total interest-bearing transaction and savings deposits	51.4	51.4	52.4	53.6	51.4
Total transaction and savings deposits	64.0	63.5	65.0	65.7	62.5
Certificates of deposit	25.3	27.2	26.4	24.6	24.4
Noninterest-bearing accounts - other	10.7	9.3	8.6	9.7	13.1
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	Sept. 30, 2017	Sept. 30, 2016

Net interest income	$5,526	$4,420	$4,747	$7,437	$7,463	$14,693	$18,597
Noninterest income	71,922	72,732	65,036	60,134	101,974	209,690	263,334
Noninterest expense	77,537	74,613	70,404	82,057	82,229	222,554	223,880
(Loss) income before income taxes	(89)	2,539	(621)	(14,486)	27,208	1,829	58,051
Income tax (benefit) expense	34	776	(312)	(4,734)	9,640	498	20,948
Net (loss) income	$(123)	$1,763	$(309)	$(9,752)	$17,568	$1,331	$37,103

Efficiency ratio (1)	100.11%	96.71%	100.89%	121.44%	75.14%	99.18%	79.41%
Full-time equivalent employees (ending)	1,392	1,487	1,558	1,554	1,483	1,392	1,483

Production volumes for sale to the secondary market:
Single family mortgage closed loan volume (2)(3)	$2,034,715	$2,011,127	$1,621,053	$2,514,657	$2,647,943	$5,666,895	$6,482,690
Single family mortgage interest rate lock commitments(2)	$1,872,645	$1,950,427	$1,622,622	$1,765,942	$2,689,640	$5,445,694	$6,855,034
Single family mortgage loans sold(2)	$1,956,129	$1,808,500	$1,739,737	$2,651,022	$2,489,415	$5,504,366	$6,134,390

(1)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(2)	Includes loans originated by WMS Series LLC and purchased by HomeStreet.

(3)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Gain on Sale to the Secondary Market

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	Sept. 30, 2017	Sept. 30, 2016

Gain on loan origination and sale activities:(1)
Single family:
Servicing value and secondary market gains(2)	$56,657	$57,353	$50,538	$52,719	$79,946	$164,548	$207,758
Loan origination fees	7,356	6,823	5,781	8,352	8,931	19,960	21,614
Total mortgage banking gain on loan origination and sale activities(1)	$64,013	$64,176	$56,319	$61,071	$88,877	$184,508	$229,372

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(3)	303	294	312	299	297	302	303
Loan origination fees / retail mortgage originations(4)	39	37	37	35	37	38	36
Composite Margin	342	331	349	334	334	340	339

(1)	Excludes inter-segment activities.

(2)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(3)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(4)	Loan origination fees are stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Servicing Income

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	Sept. 30, 2017	Sept. 30, 2016

Servicing income, net:
Servicing fees and other	$14,790	$14,325	$14,339	$12,792	$12,628	$43,454	$35,248
Changes in fair value of single family MSRs due to amortization (1)	(9,167)	(8,909)	(8,520)	(9,365)	(8,925)	(26,596)	(23,940)
	5,623	5,416	5,819	3,427	3,703	16,858	11,308
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	(1,027)	(6,417)	2,132	57,379	4,915	(5,312)	(37,354)
Net gain (loss) from derivatives economically hedging MSR	2,807	8,874	379	(61,790)	3,162	12,060	57,110
	1,780	2,457	2,511	(4,411)	8,077	6,748	19,756
Mortgage Banking servicing income (loss)	$7,403	$7,873	$8,330	$(984)	$11,780	$23,606	$31,064

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Single Family Loans Serviced for Others

(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Single family
U.S. government and agency	$21,378,395	$20,574,300	$19,760,612	$18,931,835	$17,593,901
Other	513,858	530,308	542,557	556,621	605,139
Total single family loans serviced for others	$21,892,253	$21,104,608	$20,303,169	$19,488,456	$18,199,040

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016

Beginning balance	$236,621	$235,997	$226,113	$149,910	$130,900
Additions and amortization:
Originations	17,679	15,748	15,918	27,796	22,734
Purchases	—	211	354	393	286
Changes due to amortization (1)	(9,167)	(8,909)	(8,520)	(9,365)	(8,925)
Net additions and amortization	8,512	7,050	7,752	18,824	14,095
Changes in fair value due to changes in model inputs and/or assumptions (2)	(1,027)	(6,426)	2,132	57,379	4,915
Ending balance	$244,106	$236,621	$235,997	$226,113	$149,910
Ratio of MSR carrying value to related loans serviced for others	1.12%	1.12%	1.16%	1.16%	0.82%
MSR servicing fee multiple (3)	3.96	3.97	4.11	4.08	2.87
Weighted-average note rate (loans serviced for others)	3.99%	3.98%	3.96%	3.95%	4.00%
Weighted-average servicing fee (loans serviced for others)	0.28%	0.28%	0.28%	0.28%	0.29%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures
Tangible shareholders' equity is calculated by deducting goodwill and intangible assets (excluding loan servicing rights) from shareholders' equity. Tangible shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.
Tangible book value is calculated by dividing tangible shareholders' equity by the number of common shares outstanding. The return on average tangible shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders' equity.
Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	Sept. 30, 2017	Sept. 30, 2016

Shareholders' equity	$671,469	$655,841	$640,919	$629,284	$586,028	$671,469	$586,028
Less: Goodwill and other intangibles	(29,893)	(29,783)	(30,275)	(30,789)	(28,573)	(29,893)	(28,573)
Tangible shareholders' equity	$641,576	$626,058	$610,644	$598,495	$557,455	$641,576	$557,455

Common shares outstanding	26,884,402	26,874,871	26,862,744	26,800,183	24,833,008	26,884,402	24,833,008

Book value per share	$24.98	$24.40	$23.86	$23.48	$23.60	$24.98	$23.60
Impact of goodwill and other intangibles	(1.12)	(1.10)	(1.13)	(1.15)	(1.15)	(1.12)	(1.15)
Tangible book value per share	$23.86	$23.30	$22.73	$22.33	$22.45	$23.86	$22.45

Average shareholders' equity	$683,186	$668,377	$649,439	$616,497	$588,335	$667,124	$549,242
Less: Average goodwill and other intangibles	(29,722)	(30,104)	(30,611)	(29,943)	(28,769)	(30,142)	(28,122)
Average tangible shareholders' equity	$653,464	$638,273	$618,828	$586,554	$559,566	$636,982	$521,120

Return on average shareholders’ equity	8.10%	6.71%	5.53%	1.49%	18.83%	6.80%	13.56%
Impact of goodwill and other intangibles	0.37%	0.31%	0.28%	0.07%	0.97%	0.32%	0.73%
Return on average tangible shareholders' equity	8.47%	7.02%	5.81%	1.56%	19.80%	7.12%	14.29%

Return on average shareholders' equity	8.10%	6.71%	5.53%	1.49%	18.83%	6.80%	13.56%
Impact of restructuring-related expenses (net of tax)	1.49%	0.04%	—%	—%	—%	0.52%	—%
Impact of acquisition-related expenses (net of tax)	0.12%	0.07%	—%	0.18%	0.24%	0.07%	1.06%
Return on average shareholders' equity, excluding restructuring-related and acquisition-related expenses (net of tax)	9.71%	6.82%	5.53%	1.67%	19.07%	7.39%	14.62%

Return on average assets	0.83%	0.70%	0.57%	0.15%	1.79%	0.70%	1.33%
Impact of restructuring-related expenses (net of tax)	0.15%	—%	—%	—%	—%	0.05%	—%
Impact of acquisition-related expenses (net of tax)	0.01%	0.01%	—%	0.01%	0.02%	0.01%	0.10%
Return on average assets, excluding restructuring-related and acquisition-related expenses (net of tax)	0.99%	0.71%	0.57%	0.16%	1.81%	0.76%	1.43%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

The press release contains certain non-GAAP financial disclosures for consolidated net income, excluding restructuring-related items, net of tax, acquisition-related items, net of tax, noninterest income and noninterest expense, excluding restructuring-related items, acquisition-related items, diluted earnings per share, excluding restructuring related items, net of tax, acquisition-related items, net of tax, and Commercial,Consumer Banking segment net income, excluding acquisition-related items, net of tax and Mortgage Banking segment net income, excluding restructuring-related items, net of tax. We refer to these measurements as “Core” measurements. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	Sept. 30, 2017	Sept. 30, 2016

Consolidated results:
Net income	$13,839	$11,209	$8,983	$2,294	$27,701	$34,031	$55,857
Impact of restructuring-related expenses (net of tax)	2,520	67	—	—	—	2,587	—
Impact of acquisition-related expenses (net of tax)	229	115	—	261	333	344	4,377
Net income, excluding restructuring and acquisition-related expenses (net of tax)	$16,588	$11,391	$8,983	$2,555	$28,034	$36,962	$60,234

Net interest income	$50,840	$46,868	$45,651	$48,074	$46,802	$143,359	$131,975

Noninterest income	83,884	81,008	74,461	73,221	111,745	239,353	285,929

Noninterest expense	$114,697	$111,244	$106,874	$117,539	$114,399	$332,815	$326,783
Impact of restructuring-related expenses	(3,877)	(103)	—	—	—	(3,980)	—
Impact of acquisition-related expenses	(353)	(177)	—	(401)	(512)	(530)	(6,735)
Noninterest expense, excluding restructuring and acquisition-related expenses	$110,467	$110,964	$106,874	$117,138	$113,887	$328,305	$320,048

Efficiency ratio	85.13%	86.99%	88.98%	96.90%	72.15%	86.96%	78.20%
Impact of restructuring-related expenses	(2.87)%	(0.08)%	—%	—%	—%	(1.04)%	—%
Impact of acquisition-related expenses	(0.26)%	(0.14)%	—%	(0.33)%	(0.32)%	(0.14)%	(1.62)%
Core efficiency ratio, excluding restructuring and acquisition-related expenses	82.00%	86.77%	88.98%	96.57%	71.83%	85.78%	76.58%

Diluted earnings per common share	$0.51	$0.41	$0.33	$0.09	$1.11	$1.26	$2.27
Impact of restructuring-related expenses (net of tax)	0.09	—	—	—	—	0.10	—
Impact of acquisition-related expenses (net of tax)	0.01	0.01	—	0.01	0.01	0.01	0.18
Diluted earnings per common share, excluding restructuring and acquisition-related expenses (net of tax)	$0.61	$0.42	$0.33	$0.10	$1.12	$1.37	$2.45

Return on average tangible shareholders' equity	8.47%	7.02%	5.81%	1.56%	19.80%	7.12%	14.29%
Impact of restructuring-related expenses (net of tax)	1.54%	0.05%	—%	—%	—%	0.54%	—%
Impact of acquisition-related expenses (net of tax)	0.14%	0.07%	—%	0.18%	0.24%	0.08%	1.12%
Return on average tangible shareholders' equity, excluding restructuring and acquisition-related expenses (net of tax)	10.15%	7.14%	5.81%	1.74%	20.04%	7.74%	15.41%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	Sept. 30, 2017	Sept. 30, 2016

Commercial and Consumer Banking Segment results:
Net income	$13,962	$9,446	$9,292	$12,046	$10,133	$32,700	$18,754
Impact of acquisition-related expenses (net of tax)	229	115	—	261	333	344	4,377
Net income, excluding acquisition-related expenses (net of tax)	$14,191	$9,561	$9,292	$12,307	$10,466	$33,044	$23,131

Net interest income	$45,314	$42,448	$40,904	$40,637	$39,339	$128,666	$113,378

Noninterest income	$11,962	$8,276	$9,425	$13,087	$9,771	$29,663	$22,595

Noninterest expense	$37,160	$36,631	$36,470	$35,482	$32,170	$110,261	$102,903
Impact of acquisition-related expenses	(353)	(177)	—	(401)	(512)	(530)	(6,735)
Noninterest expense, excluding acquisition-related expenses	$36,807	$36,454	$36,470	$35,081	$31,658	$109,731	$96,168

Efficiency ratio	64.88%	72.22%	72.46%	66.04%	65.51%	69.64%	75.68%
Impact of acquisition-related expenses	(0.62)%	(0.35)%	—%	(0.74)%	(1.05)%	(0.33)%	(4.95)%
Core efficiency ratio, excluding acquisition-related expenses	64.26%	71.87%	72.46%	65.30%	64.46%	69.31%	70.73%

	Quarter Ended					Nine Months Ended
(in thousands)	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	Sept. 30, 2017	Sept. 30, 2016

Mortgage Banking Segment results:
Net income	$(123)	$1,763	$(309)	$(9,752)	$17,568	$1,331	$37,103
Impact of restructuring-related expenses (net of tax)	2,520	67	—	—	—	2,587	—
Net income, excluding restructuring-related expenses (net of tax)	$2,397	$1,830	$(309)	$(9,752)	$17,568	$3,918	$37,103
Net interest income	$5,526	$4,420	$4,747	$7,437	$7,463	$14,693	$18,597
Noninterest income	$71,922	$72,732	$65,036	$60,134	$101,974	$209,690	$263,334
Noninterest expense	$77,537	$74,613	$70,404	$82,057	$82,229	$222,554	$223,880
Impact of restructuring-related expenses	$(3,877)	$(103)	$—	$—	$—	$(3,980)	$—
Noninterest expense, excluding restructuring-related expenses	$73,660	$74,510	$70,404	$82,057	$82,229	$218,574	$223,880
Efficiency ratio	100.11%	96.71%	100.89%	121.44%	75.14%	99.18%	79.41%
Impact of restructuring-related expenses	(5.00)%	(0.13)%	—%	—%	—%	(1.77)%	—%
Core efficiency ratio, excluding restructuring-related expenses	95.11%	96.58%	100.89%	121.44%	75.14%	97.41%	79.41%